Exhibit 10.27
Interstate Bakeries Corporation Key Employee Retention Plan
•	Introduction. Interstate Bakeries Corporation, along with seven of its subsidiaries and affiliates[1] (collectively, “Interstate Bakeries”), currently is pursuing a restructuring of its financial obligations and operations through chapter 11 proceedings (the “Restructuring”) that Interstate Bakeries anticipates will result in the confirmation of a plan of reorganization whereby Interstate Bakeries would emerge as a reorganized entity on a stand alone basis (a “Plan of Reorganization”). However, notwithstanding Interstate Bakeries’ current expectations, the Restructuring conceivably could involve the sale of all or substantially all of Interstate Bakeries’ assets and operations as a going concern (a “Sale”) followed by a plan of reorganization that distributes the proceeds from the Sale, instead of a Plan of Reorganization. In connection with the Restructuring, Interstate Bakeries has developed a key employee retention plan (the “Retention Plan”), which will compensate certain critical employees in order to assure their retention and availability to Interstate Bakeries during the Restructuring, whether the ultimate result is a Plan of Reorganization or a Sale. Interstate Bakeries anticipates that the Retention Plan will have two components: (1) retention bonuses that would reward critical employees who remain with Interstate Bakeries during and through the completion of the Restructuring (“Retention Bonuses”); and (2) in lieu of Interstate Bakeries existing annual incentive plan, incentive bonuses that would reward key management employees upon completion of the Restructuring if Interstate Bakeries’ fiscal 2005 EBITDAR[2] meets or exceeds a predetermined target range (“Restructuring Performance Bonuses”).

[1]	The subsidiaries and affiliates are: Armour and Main Redevelopment Corporation; Baker’s Inn Quality Baked Goods, LLC; IBC Sales Corporation; IBC Services, LLC; IBC Trucking LLC; Interstate Brands Corporation; and New England Bakery Distributors, L.L.C.

[2]	Earnings Before Interest, Taxes, Depreciation, Amortization and Restructuring.

•	Key Employees. Interstate Bakeries expects approximately four hundred ninety four (494) critical employees (the “Participants”) to participate in the Retention Plan. Such employees are divided into seven (7) tiers. The first tier (“Tier One”) consists of up to five (5) executive vice presidents and senior vice presidents and one (1) vice president (collectively, the “Tier One Participants”). The second tier (“Tier Two”) consists of up to twenty (26) executive vice presidents, senior vice presidents, directors,[3] and also includes other key employees (the “Tier Two Participants”). The third tier (“Tier Three”) consists of up to thirteen (13) vice presidents, directors and managers (the “Tier Three Participants”). The fourth tier (“Tier Four”) consists of up to eighty eight (88) vice presidents, directors and managers (the “Tier Four Participants”). The fifth tier (“Tier Five”) consists of up to twenty one (21) vice presidents, directors and managers (the “Tier Five Participants”). The sixth tier (“Tier Six”) consists of up to forty eight (48) plant managers (the “Tier Six Participants,” and collectively with the Tier One Participants through Tier Five Participants, the “Senior Participants”). The seventh tier (“Tier Seven”) consists of up to two hundred ninety two (292) other managers (the “Tier Seven Participants”). Attached hereto as Exhibit A is a chart setting forth the composition of each Tier of Participants. The Participants are considered by Interstate Bakeries to be absolutely essential to its Restructuring efforts. Specifically, these employees possess unique or critical knowledge of Interstate Bakeries’ businesses and the fresh baked goods industry. Such institutional knowledge, which could not readily be replaced on the open market, is necessary not only to secure Interstate Bakeries’ ongoing business enterprise, but also to assure the successful completion of the Restructuring.

•	Retention Bonuses. Retention Bonuses are designed to encourage Senior Participants to remain with Interstate Bakeries by providing cash bonuses to Senior Participants who remain in Interstate Bakeries’ employ during and throughout the Restructuring. The Retention Bonuses for Senior Participants would range from twenty percent (20.0%) to sixty percent (60.0%) of a Senior Participant’s base salary as follows: (a) twenty percent (20.0%) of base salary for Tier Six Participants; (b) twenty five percent (25.0%) of base salary for Tier Five Participants; (c) thirty five percent (35.0%) of base salary for Tier Four Participants; (d) forty percent (40.0%) of base salary for Tier Three Participants; (e) fifty percent (50.0%) of base salary for Tier Two Participants; and (f) sixty percent (60.0%) of base salary for Tier One Participants. A Retention Bonus shall be in addition to any other compensation that a Senior Participant may otherwise be entitled to receive. Retention Bonuses will be paid in three (3) installments in the following amounts and on

[3]	The term “directors” refers to Interstate Bakeries’ employees having the job title of “director,” not to members of Interstate Bakeries’ Board of Directors.

the following dates, if such Senior Participants are employed by Interstate Bakeries on such dates. Senior Participants shall be paid twenty five percent (25.0%) of their Retention Bonus (the “First and Second Retention Installments”) on each of May 1, 2005 and November 1, 2005 (together, the “Initial Retention Installment Dates”); provided, however, that Tier One Participants shall receive their First Retention Installment on the later of (a) May 1, 2005 and (b) the date on which (i) Interstate Bakeries delivers a budget, in a form consistent with the first updated Budget required pursuant Section 5.1(i) of the Revolving Credit Agreement, dated September 23, 2004 (the “DIP Credit Agreement”)), or (ii) the requirement in Section 5.1(i) of the DIP Credit Agreement with respect to the first updated Budget is satisfied or waived; provided further that (a) Tier One Participant’s Second Retention Installment shall not be subject to any limitation with respect to Section 5.1(i) of the DIP Credit Agreement, and (b) in any event Tier One Participants shall receive their First Retention Installment no later than the Final Retention Installment Date (defined below). The remaining fifty percent (50.0%) of a Senior Participants’ Retention Bonus (the “Final Retention Installment”) will be payable on the date (the “Final Retention Installment Date”) that is thirty (30) days after the occurrence (the “Effective Date”) of either (a) the substantial consummation of a confirmed Plan of Reorganization, or (b) the closing of a Sale; provided, however, that in no event shall the Final Retention Installment be paid prior to November 1, 2005. The maximum possible aggregate amount of Retention Bonuses is approximately $7.7 million. Attached as Exhibit B is a chart setting forth the calculations regarding the Retention Bonuses.

•	Restructuring Performance Bonuses. Restructuring Performance Bonuses are designed to encourage all Participants to increase Interstate Bakeries’ enterprise value, and thus increase value and returns for all stakeholders, during the Restructuring, by paying cash bonuses to Participants if Interstate Bakeries achieves certain predetermined financial objectives. Restructuring Performance Bonuses are intended to replace Interstate Bakeries’ prepetition incentive plans which will be terminated. Restructuring Performance Bonuses will be based upon Interstate Bakeries achieving a target EBITDAR of $53 million for fiscal 2005 (the “Target EBITDAR”). If Interstate Bakeries achieves the Target EBITDAR (i.e., Interstate Bakeries’ actual EBITDAR for fiscal 2005 (“Actual EBITDAR”) equals the Target EBITDAR), Participants would be eligible to receive a Restructuring Performance Bonus (the “Baseline Restructuring Performance Bonus”) ranging from five percent (5.0%) to thirty percent (30.0%) of his or her base salary as follows: (a) five percent (5.0%) of base salary for Tier Seven Participants; (b) ten percent (10.0%) of base salary for Tier Six Participants; (c) twelve and one half percent (12.5%) of base salary for Tier Five Participants; (d) seventeen and one half percent (17.5%) of base salary for Tier Four Participants; (e) twenty percent (20.0%) of base salary for Tier Three Participants; (f) twenty five percent (25.0%) of base salary for Tier Two Participants; and (g) thirty percent (30.0%) of base salary for Tier One Participants. A Restructuring

Performance Bonus shall be in addition to any other compensation that a Participant may otherwise be entitled to receive, but shall be reduced by the amount of any guaranteed bonus a Participant receives pursuant to an employment contract. The aggregate amount of Baseline Restructuring Performance Bonuses is approximately $5.0 million. The aggregate amount of the Baseline Restructuring Performance Bonuses is equal to approximately 11% of the aggregate amount of the Participants’s base salaries. Attached hereto as Exhibit C is a chart setting forth the calculation of the aggregate amount of the Baseline Restructuring Performance Bonuses. Restructuring Performance Bonuses will decrease or increase proportionally if the Actual EBITDAR is less than or exceeds the Target EBITDAR; provided that (a) no Restructuring Performance Bonuses shall be payable if the Actual EBITDAR is less than eighty percent (80%) of the Target EBITDAR, and (b) the aggregate amount of the Restructuring Performance Bonuses shall be capped at approximately $6.2 million, which would be payable if the Actual EBITDAR is 125% of the Target EBITDAR. Attached hereto as Exhibit D is a chart setting forth the range of the aggregate amounts of potential Restructuring Performance Bonuses.

•	The amount of Restructuring Performance Bonuses payable to a Participant (the “Actual Restructuring Performance Bonuses”) shall consist of (a) a fixed component equal to sixty percent (60.0%) of the Participant’s earned Restructuring Performance Bonus (the “Fixed Amount”) and (b) a discretionary component (the “Discretionary Amount”) determined by the Compensation Committee of Interstate Bakeries’ Board of Directors upon recommendations by Interstate Bakeries’ senior management (who are Tier One Participants) within thirty (30) days after the Effective Date based upon their evaluation of each Participant’s performance during the entire Restructuring; provided, however, that Interstate Bakeries’ Chief Executive Officer, who is not a Participant, shall be responsible for the evaluations of, and recommendations regarding Discretionary Amounts for, the Tier One Participants and the Compensation Committee shall independently review such evaluations and recommendations. Accordingly, forty percent (40.0%) of the aggregate amount of the earned Restructuring Performance Bonuses shall be placed in a discretionary pool by Tiers (the “Discretionary Pool”). Payments of Discretionary Amounts from the Discretionary Pool shall be in amounts determined by the Compensation Committee; provided that the total of all Discretionary Amounts paid to Participants in a particular Tier shall not exceed the amount contributed to the Discretionary Pool by such Tier. Actual Restructuring Performance Bonuses will be paid in two (2) installments in the following amounts and on the following dates to Participants who remain employed by Interstate Bakeries on such dates: (a) fifty percent (50.0%) of a Participant’s Actual Restructuring Performance Bonus (the “Initia l Performance Installment”) shall be payable on the date (the “Initial Performance Installment Date”) that is the earlier of (a) the date on which Interstate Bakeries’ fiscal 2005 financial statements are complete (the “Statements Completion Date”) or (b) August 15, 2005; and (b) the remaining fifty percent (50.0%) of a Participant’s Actual

Restructuring Performance Bonus (the “Final Performance Installment”) shall be payable on the date (the “Final Performance Installment Date,” and collectively with the Initial Retention Installment Dates, the Final Retention Installment Date and the Initial Performance Installment Date, the “Installment Dates”) that is the later of (a) thirty (30) days after the Effective Date or (b) the Statements Completion Date; provided, however, that in the event that the Initial Performance Installment is paid prior to the Statements Completion Date, the Final Performance Installment shall reflect the amount of the difference, if any, between the Actual Restructuring Performance Bonus calculated on each of the Performance Installment Date and the Statements Completion Date.

•	Termination, Resignation, Retirement, Death or Disability. Any Participant who is terminated for Cause or voluntarily leaves Interstate Bakeries’ employment without Good Reason prior to an Installment Date automatically will forfeit such Participant’s right to any and all payments under the Retention Plan that may have accrued prior to, or be due subsequent to, the Participant’s termination date (in the event of termination) or last day as employee of Interstate Bakeries (in the event of voluntary resignation). In the event a Participant is terminated prior to an Installment Date without Cause or resigns for Good Reason, Interstate Bakeries shall pay such Participant (1) if the Participant is a Senior Participant, within thirty (30) days after such termination, a pro-rated amount (as determined by the date of termination pursuant to the formula set forth below) of such Participant’s Retention Bonus, and (2) on the Initial Performance Installment Date and/or the Final Performance Installment Date, a pro-rated amount (as determined by the date of termination pursuant to the formula set forth below) of the portion of such Participant’s Actual Restructuring Performance Bonus, if any, payable on such Installment Date. Upon the confirmation of a Participant’s death, total disability or Retirement (as defined below) prior to an Installment Date, Interstate Bakeries will pay such Participant or such Participant’s estate, as the case may be, (1) if the Participant is a Senior Participant, within thirty (30) days after such confirmation, a pro-rated amount (as determined by the date of death, total disability or Retirement pursuant to the formula set forth below) of such Participant’s Retention Bonus, and (2) as soon as reasonably practicable after the Initial Performance Installment Date and/or the Final Performance Installment Date, a pro-rated share (as determined by the date of death, total disability or Retirement pursuant to the formula set forth below) of the portion of such Participant’s Actual Restructuring Performance Bonus, if any, payable on such Installment Date. A pro-rated Retention Bonus shall be in proportion to the ratio determined by dividing (1) the number of days from and after either (a) September 22, 2004 (the “Petition Date”) or, (b) if either Initial Retention Installment Date has occurred, the last Initial Retention Installment Date, up to and including either (x) the Participant’s last day as an employee of Interstate Bakeries or (y) the date of a Participants’s death, total disability or Retirement, as the case may be, by (2) the lesser of five hundred forty (540) days or the actual number of days between the Petition Date and the Effective Date, if the Effective Date is known or reasonably anticipated as of the Participant’s last day as an employee of Interstate Bakeries. A pro-rated Actual Restructuring Performance Bonus, if any, shall be in proportion to the ratio determined by dividing (1) the number of days from and after the Petition Date up to and including either (a) the Participant’s last day as an employee of Interstate Bakeries or (b) the date of a Participants’s death, total disability or Retirement, as the case may be, by (2) the number of days from and after the Petition Date up to and including either (A) with respect to the Initial Performance Installment, the Initial Performance Installment Date, or (B) with respect to the Final Performance Installment, the Final Performance Installment Date.

For purposes of the Retention Plan, “Cause” means the Participant’s (1) continuing failure to substantially perform his/her duties; (2) failure to observe material Interstate Bakeries’ policies applicable to Interstate Bakeries’ employees generally; (3) reckless or willful misconduct in the performance of his/her duties to Interstate Bakeries; (4) commission of any act of fraud, embezzlement, misappropriation, or dishonesty against Interstate Bakeries, its creditors, or shareholders; (5) indictment with respect to any felony or criminal offense involving dishonesty or moral turpitude; or (6) material breach of the terms of any written agreement between the Participant and Interstate Bakeries (in cases (1), (2) and (6) above, after written notice from Interstate Bakeries and fifteen (15) days thereafter for such Participant to cure) (in cases (3), (4) and (5) above, prior notice is not required and cure is not possible). “Good Reason” means (1) a material reduction in salary, unless such reduction occurs with respect to all or substantially all of Interstate Bakeries’ similarly situated employees; (2) a material reduction in duties or responsibilities; or (3) relocation of the Participant’s principal place of employment to a location that is more than seventy five (75) miles away, except for employees in Interstate Bakeries’ field organization who are requested to relocate in the ordinary course of business (in each case, after written notice to Interstate Bakeries and fifteen (15) days thereafter for Interstate Bakeries to cure); provided, however, that Good Reason shall in no event apply upon the appointment of a chapter 11 trustee or examiner in Interstate Bakeries’ chapter 11 cases, the dismissal of such cases, or the conversion of such cases to cases under chapter 7 of the Bankruptcy Code. “Retirement” for purposes of the Retention Plan shall mean retirement as defined by Interstate Bakeries in accordance with its existing retirement plans and policies, and in each case shall be determined by Interstate Bakeries and not the Participant. Notwithstanding anything herein to the contrary, the Retention Plan will not prohibit or interfere with Interstate Bakeries’ right to assign projects, tasks and responsibilities to any Participant or to alter the nature of Interstate Bakeries’ rights with respect to the Participant’s employment relationship, including the right to terminate the employment of any Participant at any time, with or without prior notice, and for any reason.

•	Vacancies in Critical Positions. If the position held by a Participant becomes vacant prior to the successful completion of the Restructuring and Interstate Bakeries promotes a current employee or hires a new employee into that position, Interstate Bakeries will offer the promoted employee a pro-rated amount of the bonuses available hereunder for the Participant previously holding that position.

•	Calculation of Other Benefits. The payments made pursuant to the Retention Plan are special payments for a limited time period and, therefore, shall not be considered part of Interstate Bakeries ongoing compensation structure and shall not be included as “compensation” for purposes of other employee plans or benefits provided by Interstate Bakeries.

•	Administration. Interstate Bakeries has full power and authority, in its sole discretion, to construe, interpret and administer the Retention Plan and its decisions with respect to a Participant’s rights under the Retention Plan shall be final, conclusive and binding on all parties.

•	Assurances of Payment, Court Approval. Interstate Bakeries will take such action as may be reasonably required to assure payment of the bonuses under the Retention Plan. Interstate Bakeries shall seek Court authority to implement the Retention Plan as soon as is practicable and will seek to have all unpaid bonuses thereunder treated as administrative claims in the Restructuring. No amounts will be payable under the Retention Plan until it is approved by the Bankruptcy Court.

•	Amendment. Interstate Bakeries will amend the Retention Plan only upon further order of the Bankruptcy Court.

EXHIBIT A
Restructuring Plan Participants

Tier	Employee Position	Maximum Participants
I	Executive Vice Presidents, Senior Vice Presidents and a Vice President	6

II	Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Directors and other key employees	26

III	Vice Presidents, Managers and Directors	13

IV	Vice Presidents, Managers and Directors	88

V	Vice Presidents, Managers and Directors	21

VI	Plant Managers	48

VII	Other Managers	292

	Total:	494

EXHIBIT B
Retention Bonuses

		Maximum	Annual	Retention
Tier	Employee Position	Participants	Salaries	Bonus	% of Salary
I	Executive Vice Presidents, Senior Vice Presidents and a Vice President	6	$1,641,932	$985,159	60.0%

II	Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Directors and other key employees	26	$3,719,052	$1,859,526	50.0%

III	Vice Presidents, Managers and Directors	13	$1,576,340	$630,536	40.0%

IV	Vice Presidents, Managers and Directors	88	$8,411,050	$2,924,617	35.0%

V	Vice Presidents, Managers and Directors	21	$2,022,356	$505,589	25.0%

VI	Plant Managers	48	$4,211,218	$842,244	20.0%

	Total:	202	$21,581,948	$7,747,671	36.0%

EXHIBIT C
Baseline Restructuring Performance Bonus

				Restructuring
		Maximum	Annual	Performance	% of
Tier	Employee Position	Participants	Salaries	Bonus	Salary
I	Executive Vice Presidents, Senior Vice Presidents and a Vice President	6	$1,641,932	$492,580	30.0%

II	Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Directors and other key employees	26	$3,719,052	$929,763	25.0%

III	Vice Presidents, Managers and Directors	13	$1,576,340	$315,268	20.0%

IV	Vice Presidents, Managers and Directors	88	$8,411,050	$1,471,934	17.5%

V	Vice Presidents, Managers and Directors	21	$2,022,356	$252,795	12.5%

VI	Plant Managers	48	$4,211,218	$421,122	10.0%

VII	Other Managers	292	$22,673,552	$1,133,678	5.0%

	Total:	494	$44,255,500	$5,017,138	11%

EXHIBIT D
Range of Potential Restructuring Performance Bonuses

Actual EBITDAR	% of Target
($Thousands)	EBITDAR	Restructuring Performance Bonus
	$80%	$4,013,711

	$85%	$4,264,567

	$90%	$4,515,424

	$93%	$4,689,138

	$96%	$4,812,138

	$100%	$5,017,138

	$104%	$5,222,138

	$108%	$5,427,138

	$112%	$5,632,138

	$117%	$5,837,138

	$121%	$6,042,138

	$125%	$6,247,138